Exhibit No. 21




SUBSIDIARIES OF THE VALSPAR CORPORATION


The following are wholly-owned subsidiaries of The Valspar Corporation and do business under its corporate name:

                                                State of Incorporation
                                                ----------------------

   Engineered Polymer Solutions, Inc.                    Delaware

   Valspar Inc.                                           Canada


Subsidiaries not listed would not, if considered in the aggregate as a single subsidiary, constitute a significant subsidiary.